As filed with the Securities and Exchange Commission on October 21, 2008

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-146458

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-151690

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-151689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lev Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200

New York, New York 10017

(212) 682-3096

(Address Of Principal Executive Offices)

2004 Omnibus Incentive Compensation Plan

Stock Option Agreements between Lev Pharmaceuticals, Inc. and Certain Individuals

Restricted Stock Agreements between Lev Pharmaceuticals, Inc. and Certain Individuals

(Full title of the plan)

J. Peter Wolf, Esq.

Vice President, General Counsel and Secretary

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

(610) 458-7300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Lev Pharmaceuticals, Inc. (the “Company”) filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement 333-146458 registering 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of the Company for the Company’s 2004 Omnibus Incentive Compensation Plan.
2.	Registration Statement 333-151690 registering an additional 10,000,000 shares of Common Stock of the Company for the Company’s 2004 Omnibus Incentive Compensation Plan.
3.	Registration Statement 333-151689 registering 6,315,273 shares of Common Stock of the Company issued pursuant to certain restricted stock awards or to be issued pursuant to certain options to purchase common stock granted by the Company.

Pursuant to an Agreement and Plan of Merger, dated July 15, 2008 (the “Agreement”), among the Company, ViroPharma Incorporated, a Delaware corporation (“ViroPharma”), and HAE Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of ViroPharma. Pursuant to the terms of the Agreement, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than any shares of Common Stock owned by the Company or ViroPharma or their wholly owned subsidiaries or as to which statutory appraisal rights were perfected) was converted into the right to receive (i) 0.042146 shares of ViroPharma common stock, par value $.002 per share, with cash in lieu of any fractional shares, (ii) $2.25 in cash, without interest, and (iii) a non-transferable contingent value right (“CVR”) that provides for contingent consideration of up to $1.00 per share.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 21st day of October, 2008.

Lev Pharmaceuticals, Inc.

By:	/s/ Vincent J. Milano

Name: Vincent J. Milano Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Milano Vincent J. Milano	President, Director (Principal Executive Officer)	October 21, 2008

/s/ Rich Morris Rich Morris	Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2008

/s/ Dan Soland Dan Soland	Director	October 21, 2008

/s/ J. Peter Wolf J. Peter Wolf	Director	October 21, 2008